China America Holdings Reports Record Financial Results for the Fiscal Year of 2008
  Revenues Exceed $34 Million for 2008;<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />
  Income from Operations Reaches $860,000 in 2008, up from a Loss of ($406,000) in 2007;
SHANGHAI, China--(BUSINESS WIRE)--China America Holdings, Inc. (OTCBB:CAAH - News), a holding company operating in China, announced today that its 56% owned China based subsidiary Shanghai AoHong Chemical Co., Ltd. announced today the Company's financial results for the full year of 2008.

Financial Highlights:

Revenues for the full year of 2008 increased to $34.97 million as compared to revenues of $16.20 million in 2007. Income from operations in 2008 was $860,000 as compared to a loss of ($406,000) in 2007. After including a loss of ($232,000) for its discontinued Biometric segment, the Company recorded a net loss the full year of 2008 of ($561,000) or $0.00 per basic share, a significant improvement from the loss of ($1.11 million) or ($0.01) per basic share in the fiscal year 2007.

At December 2008, total assets were $13.71 million as compared to $11.27 million at December 31, 2007. At December 31, 2008, cash and cash equivalents were $2.23 million as compared to cash and cash equivalents of $2.01 million at December 31, 2007. Shareholder equity at December 31, 2008 was $3.72 million with 135.8 million shares outstanding.

The increase in revenue for 2008 was attributable to a full year of operating results from its Shanghai AoHong subsidiary.  In 2007, China America Holdings recognized approximately 6 months of revenue from Shanghai AoHong. During 2008 management elected to discontinue its Biometric segment and believes this will result in a substantial reduction in overhead for 2009 and beyond.

Mr. Shaoyin Wang, CEO of China America Holdings, stated, "We are very pleased with the overall results in our fiscal year 2008. We believe the performance of our AoHong subsidiary demonstrates that our growth strategy in China has improved our results significantly and we continue to look for opportunistic acquisition targets. AoHong’s strong performance in fiscal 2008 has allowed us to reduce our net loss by  50% as compared to the previous year and generate income from operations. We look forward to further improvement and growth for our operations in China as we seek to further reduce our general and administrative expenses.  We remain committed to our growth strategy in China and are working diligently to grow our company for the benefit of our shareholders.

About China America Holdings, Inc.

China America Holdings, Inc. (OTCBB:CAAH) is a holding company which owns a 56% stake in Shanghai Aohong Chemical Co., Ltd. based in Shanghai, China. Shanghai Aohong Chemical Co., Ltd. is a distributor of assorted liquid coolants which are utilized in a variety of applications, primarily as refrigerants in air conditioning systems for automobiles, residential and commercial air conditioning systems, and a manufacturer of steel non-refillable cylinders. For more information, please visit http://www.caah.us.

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China America Holdings, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our belief about our growth strategy and its impact on our results of operations, our efforts to locate opportunistic acquisition targets, our expectations regarding improvement and growth in our operations in China and our commitment to our growth strategy in China.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2008.

Contact:
China America Holdings, Inc.

Gary Liu, U.S. Representative, 954-363-7333 ext. 318